EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement Form S-8 (File No. 333-170692) pertaining to the registration of up to 4,000,000 shares of Retail Opportunity Investments Corp.’s common stock, par value $0.0001 per share issuable pursuant to the Retail Opportunity Investments Corp. 2009 Equity Incentive Plan the Employees' Savings Plan of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedules of Retail Opportunity Investments Corp. and the effectiveness of internal control over financial reporting of Retail Opportunity Investments Corp.  included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
June 2, 2011